Exhibit 5.1
Boston Connecticut FLORIDA New Jersey New York PROVIDENCE Washington, DC

DAY PITNEY LLP Attorneys at Law One Jefferson Road Parsippany, NJ 07054

January 7, 2022

Aquestive Therapeutics, Inc.

30 Technology Drive

Warren, NJ 07059

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Aquestive Therapeutics, Inc., a Delaware corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,235,399 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Aquestive Therapeutics, Inc. 2018 Equity Incentive Plan (the “Plan”).

In connection with our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof, and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement shall have become effective under the Act and the Shares have been duly issued and delivered in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

Aquestive Therapeutics, Inc.

January 7, 2022

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the laws of any other jurisdiction. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial action or otherwise.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP